                                                                  EXHIBIT 99.4



                         United States Court of Appeals
                             FOR THE EIGHTH CIRCUIT

                                   -----------

                                   No. 96-2883

                                   -----------

                           ALEX CAMPOS; DANIA CAMPOS;
                          ALBERT ALFONSO, Individually
                           and on behalf of all others
                               similarly situated;

                                   Plaintiffs/
                                   Appellants,

                                       v.

                            TICKETMASTER CORPORATION;
                         Appeals from the United States
                             District Court for the
                               Defendant/Appellee.
                          Eastern District of Missouri.

                              --------------------

                          STEPHEN HINES; DIRK SCHNABLE;
                    TODD VICSIK; JAMIE SALTZMAN; MIKE ELLIS;
                         BRAD CHESKES; SUZANNE CRAWFORD,
                     on behalf of themselves and on behalf
                    of a class of persons similarly situated;

                             Plaintiffs/Appellants,

                                       v.

                            TICKETMASTER CORPORATION;

                               Defendant/Appellee.

                          JOSEPH CROWLEY, Individually
                           and on behalf of all others
                               similarly situated;

                              Plaintiff/Appellant;

                                       v.

                            TICKETMASTER CORPORATION;

                               Defendant/Appellee;

                              --------------------

                           TONY STEPHENS, Individually
                           and on behalf of all others
                               similarly situated;

                              Plaintiff/Appellant;

                                       v.

                            TICKETMASTER CORPORATION;

                               Defendant/Appellee;

                              --------------------

                            EBON PETTY; ARLEAN AZZO;
                             JOHN AZZO; SCOTT HENRY
                          BUETTNER; SCOTT J. FREEDLAND;
                           BRIAN HOMER; ROGER HUTTON;
                                GARRETT PFETZING;
                              CHRISTOPHER W. QUINN;
                              THOMAS ROCKOV; JAMES
                          STEWART; HILARY TOMPKINS, on
                            behalf of themselves and
                      others, in a class to be certified;

                             Plaintiffs/Appellants,

                                       v.

                            TICKETMASTER CORPORATION;

                               Defendant/Appellee


                                   ----------

                          Submitted: February 14, 1997
                               Filed:  April 10, 1998

                                    -----------

          Before HANSEN and MORRIS SHEPPARD ARNOLD, Circuit Judges, and
                        MELLOY,(1) Chief District Judge.

                                   -----------



         MELLOY, Chief District Judge.

              The plaintiffs, individually and as a proposed class of

         popular music fans, sued Ticketmaster Corporation ("Ticketmaster")

         for damages and injunctive relief.  Sixteen cases, originally filed in various districts, were consolidated for pretrial proceedings in the Eastern District of Missouri.  Eleven of the cases were dismissed.  The plaintiffs in the remaining five cases then filed a consolidated complaint superseding the individual complaints.

         The consolidated complaint alleged that Ticketmaster violated  1 of the Sherman Act by engaging in price fixing with various concert venues and promoters and by boycotting the band Pearl Jam; that

         Ticketmaster violated  2 of the Sherman Act by monopolizing, or attempting to monopolize, the market for ticket

----------

         (1) The Honorable Michael J. Melloy, Chief Judge, United States District Court for the Northern District of Iowa, sitting by designation.




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



         distribution services; and that Ticketmaster violated  7 of the

         Clayton Act by acquiring its competitors. See 15 U.S.C. 1 et seq. The plaintiffs claimed standing to sue based on their payment of monopoly overcharges, in the form of service and handling fees,

         for Ticketmaster's ticket distribution services.



              The district court dismissed the suit, holding that the

         plaintiffs lacked standing to sue because they were indirect purchasers within the meaning of Illinois Brick Co. v. Illinois,

         431 U.S. 720 (1977) and its progeny. The district court also held that, even if the plaintiffs were not indirect purchasers, they were nevertheless inappropriate plaintiffs under the standards set forth by the Supreme Court in Associated General Contractors of

         California, Inc. v. California State Council of Carpenters, 459

         U.S. 519 (1983). Finally, the district court held that three of the consolidated cases had been improperly venued, and dismissed the cases originally filed in Georgia, Washington, and Michigan.



              The plaintiffs contend that the court erred in all of these holdings. We affirm in part, reverse in part, and remand for further proceedings.



                                       I.



              Since the case was dismissed on the pleadings, we treat all factual allegations of the complaint as true.  See Haberthur v.

         City of Raymore, 119 F.3d 720 (8th Cir. 1997).  We may affirm a dismissal on the pleadings "only if it is clear that no relief could be granted under any set of facts that could be proved consistent with the allegations."  Hishon v. King & Spalding, 467

         U.S. 69, 73 (1984); see also Associated General




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         Contractors, 459 U.S. at 526 ("[W]e must assume that the

         [plaintiff] can prove the facts alleged in its amended

         complaint.").



              According to the complaint, Ticketmaster is a monopoly

         supplier of ticket distribution or ticket delivery services to large-scale popular music shows.  The complaint alleges that

         Ticketmaster has long-term exclusive contracts with almost every promoter of concerts in the United States.  These exclusive contracts ensure that Ticketmaster will have the right to handle the vast majority of ticket sales for almost every large-scale popular music concert in the United States, regardless of whether or not Ticketmaster has exclusive contracts with the particular venues where those concerts are held.



              Ticketmaster's exclusive contracts with almost every promoter of concerts in the United States give it the right to distribute tickets over the telephone, at outlets such as retail stores, and

         at the venue where the promoter is presenting an event.   According

         to plaintiffs, Ticketmaster therefore has ironclad control over ticketing for any large-scale popular music concert at major venues in the United States.



              Ticketmaster uses that control, according to the complaint, to extract from the plaintiffs supracompetitive fees for ticket distribution services.  Those fees can be as high as twenty dollars per ticket.  By paying those fees, the plaintiffs contend that they suffer injury to their property within the meaning of Section 4 of

         the Clayton Act, 15 U.S.C.   15, and so have standing to sue. See

         Reiter v. Sonotone Corp., 442 U.S. 330 (1979).  The district court,

         while not questioning the allegation that the plaintiffs pay some increased price for concert tickets as a result of Ticketmaster's monopoly,
         nonetheless held that such injury did not give the plaintiffs

         standing under   4.



                                       II.



              In Illinois Brick Co. v. Illinois, 431 U.S. 720 (1977), the

         Supreme Court held that only the "direct purchaser" from a monopoly

         supplier could sue for treble damages under   4 of the Clayton

         Act.  See 15 U.S.C.   15; Hovenkamp, The Indirect-Purchaser Rule

         and Cost-Plus Sales, 103 Harv. L. Rev. 1717 (1990).  "Indirect

         purchasers" generally lack standing under the antitrust laws and so cannot bring suits for damages.  See Sports Racing Services, Inc.

         v. Sports Car Club of America, Inc., 131 F.3d 874,883 (10th Cir.

         1997)("The Supreme Court has consistently held that only direct

         purchasers suffer injury within the meaning of   4 of the Clayton

         Act.").



              The Supreme Court has defined an indirect purchaser as one who is not the "immediate buyer from the alleged antitrust violator[],"

         Kansas v. Utilicorp United, Inc., 497 U.S. 199, 207 (1990), or one

         who "[does] not purchase [the monopolized product] directly from the [antitrust] defendant[.]" California v. ARC America Corp., 490

         U.S. 93, 96 (1989). Some commentators have offered definitions of their own.  See, e.g., Werden & Schwartz, Illinois Brick and the

         Deterrence of Antitrust Violations A An Economic Analysis, 35

         Hastings L.J. 629, 668 n. 4 (1984)("The term `indirect

         purchaser'... means any party that purchases a product from any party in the vertical supply chain other than the party suspected of the antitrust violation, i.e., from a direct purchaser or another indirect purchaser -- with the ultimate consumer being the last indirect purchaser."); Hovenkamp, The Indirect-Purchaser Rule and Cost-Plus Sales, 103 Harv.L.Rev. 1717 (1990)("`Indirect'

         purchaser[s] [are] those who bought an
         illegally monopolized or cartelized product or service through the agency of a dealer, distributor, or some other independent reseller who was not a participant in the antitrust violation.").  Other courts and commentators have given examples to explain the content of the indirect purchaser concept.  See, e.g., McCarthy v. Recordex

         Service, Inc., 80 F.3d 842, 852 n. 16 (3rd Cir.)(homeowner an indirect purchaser of paint used by housepainter), cert. denied,

         117 S.Ct. 86 (1996); Landes & Posner, Should Indirect Purchasers

         Have Standing to Sue Under the Antitrust Laws?  An Economic

         Analysis of the Rule in Illinois Brick, 46 U.Chi.L.Rev. 602

         (1979)(bread buyer an indirect purchaser of flour and oven used by bread baker).(2)



              A common concept unites these various definitions and

         examples: An indirect purchaser is one who bears some portion of a monopoly overcharge only by virtue of an antecedent transaction between the monopolist and another, independent purchaser.  Such indirect purchasers may not sue to recover damages for the portion of the overcharge they bear.  The right to sue for damages rests with the direct purchasers, who participate in the antecedent transaction with the monopolist.



              Some review of the economic assumptions underlying the direct purchaser rule is necessary to understand the justification for the direct purchaser rule.  For purposes of antitrust analysis, courts assume that a firm generally wishes to "minimize its input



----------



         (2) Although direct purchaser issues usually involve a chain of distribution in which a tangible good passes from one purchaser to another, that is not always so. An indirect purchaser can bear some part of the monopoly overcharge for a product even when that product does not pass from the direct to the indirect purchaser. For example, in Landes and Posner's example of the bread buyer, the bread buyer pays a higher price for bread because the baker passes along some part of the monopoly overcharge paid for the oven.

         costs[.]" Olympia Equipment Leasing Co. v. Western Union Telegraph

         Co., 797 F.2d 370, 374 (7th Cir. 1986), cert. denied, 480 U.S. 934

         (1987); Stamatakis Industries, Inc. v. King, 965 F.2d 469, 472 (7th

         Cir. 1992).  Consequently, when a firm buys its inputs from a monopolist at a monopoly price, we may be fairly certain that it had little choice in the matter.(3)  The indirect purchaser, in turn,

         pays some portion of the monopoly overcharge only because the previous purchaser was unable to avoid that overcharge.  The homeowner in the example given by the Third Circuit pays some part of the monopoly overcharge for paint only because the housepainter was unable to obtain his paint at a competitive price, just as the bread buyer in Landes and Posner's example pays some part of the monopoly overcharge for the oven only because the baker was unable to obtain a competitively priced oven.  The breakdown in

         competitive conditions occurs in transactions at least once removed from the indirect purchaser.



              The monopoly overcharge exacted by the monopolist generally injures both those who deal directly and those who deal

         derivatively with the monopolist.  As Judge Posner has explained,

         "The optimal adjustment by an unregulated firm to the increased cost of the input [i.e., the monopoly overcharge] will always be a price increase smaller than the increase in input cost[.]"  State of Illinois ex rel. Hartigan v. Panhandle Eastern Pipe Line Co.,

         852 F.2d 891, 894 (7th Cir. 1988)(en banc), cert. denied, 488 U.S.

         986 (1988), overruled on other grounds by Illinois v. Panhandle

         Eastern Pipe Line Co., 935 F.2d 1469 (7th Cir. 1991); Stamatakis,

         965 F.2d at 472.  Only rarely will a firm be able





         (3) The situation may be different when the firm is party to the antitrust violation. Cf. In re Midwest Milk Monopolization Litigation, 730 F.2d 528, 529 - 30 (8th Cir. 1984), cert. denied, 469 U.S. 924
         (1984); In re Beef Industry Antitrust Litigation, 600 F.2d 1148, 1163 (5th Cir. 1979), cert. denied, 449 U.S. 905 (1980); McCarthy, 80 F.3d at 854.

         to pass on the entire amount of a monopoly overcharge to its customers.  See Panhandle Eastern, supra.  In the usual case, both the firm and its customers will bear some portion of the

         overcharge, and thus both will suffer injury from the antitrust violation. See Hanover Shoe, Inc. v. United Shoe Machinery Corp.,

         392 U.S. 481, 489 - 93 (1968); Illinois Brick, 431 U.S. at 731 -

         33.



              Precisely what part of the overcharge will be borne by the direct purchaser, and what part will be borne by the indirect purchaser, is "an example of what is called `incidence analysis,'

         and is famously difficult."   In re Brand Name Prescription Drugs

         Litigation, 123 F.3d 599, 605 (7th Cir. 1997), cert. denied, 118

         S.Ct. 1178 (1998); see also Illinois Brick, 431 U.S. at 740 - 44;

         Utilicorp United, Inc., 497 U.S. at 206 - 209; Landes & Posner,

         Economic Analysis of Illinois Brick, 46 U.Chi.L.Rev. at 619 - 20.

         If both direct and indirect purchasers were allowed to sue for damages, the courts would be faced with the "famously difficult"

         task of apportioning the payment of overcharges between direct and indirect purchasers.  The alternative is to allow duplicative recovery, which the Supreme Court also disapproves of and the avoidance of which constitutes another rationale for the direct purchaser rule.  See Utilicorp United, 497 U.S. at 212;

         Southwestern Bell Telephone Co. v. FCC, 116 F.3d 593, 597 (D.C.Cir.

         1997).



              The Supreme Court has declined to involve the federal courts in such an analysis, except in very limited circumstances,

         explaining that "[t]he direct purchaser rule serves, in part, to eliminate the complications of apportioning overcharges between

         direct and indirect purchasers."   Utilicorp United, 497 U.S. at

         208; see also In re Brand Name Prescription Drugs Litigation, 123

         F.3d at 605; In re Midwest Milk Monopolization




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


         Litigation, 730 F.2d at 530. While the Supreme Court has

         recognized that the "economic assumptions underlying the Illinois

         Brick rule might be disproved in a specific case," 497 U.S. at 217,

         the Court also has made it plain that it considers it an

         "unwarranted and counterproductive enterprise to litigate a series of exceptions."  497 U.S. at 217.


              None of the limited circumstances that might warrant avoidance of the direct purchaser rule exist here.  There is no "cost-plus"

         contract, see Hanover Shoe, 392 U.S. at 494, no allegation that the indirect purchasers own or control the direct purchasers, see In re

         Brand Name Prescription Drugs Litigation, 123 F.3d at 605, and no

         proper allegation that the direct purchasers have conspired with or otherwise been party with Ticketmaster to any antitrust violation.(4)

         Since the direct purchaser rule applies in this case, the question becomes whether the plaintiffs are direct or indirect purchasers of

         Ticketmaster's services.





         (4) The plaintiffs do characterize the venues as beneficiaries of and participants in Ticketmaster's unlawful activity, but the plaintiffs have not joined the venues as defendants. In this circuit, an antitrust plaintiff cannot avoid the Illinois Brick rule by characterizing a direct purchaser as a party to the antitrust violation, unless the direct purchaser is joined as a defendant. See In re Midwest Milk Monopolization Litigation, 730 F.2d at 529 - 31. These consolidated cases are controlled by the law of this circuit, rather than that of the various circuits in which they were first filed. See Temporomandibular Joint (TMJ) Implant Recipients v. E.I. DuPont de Nemours & Co., 97 F.3d 1050, 1055 (8th Cir. 1996) ("When analyzing questions of federal law, the transferee court should apply the law of the circuit in which it is located."); see also In re Korean Air Lines Disaster, 829 F.2d 1171 (D.C.Cir. 1987), aff'd sub nom Chan v. Korean Air Lines, Ltd., 490 U.S. 122 (1989); but see Cooper, The Korean Air
         Disaster: Choice of Law in Federal Multidistrict Litigation, 57 Geo.Wash.L.Rev. 1145 (1989).

                                      III.



                 The plaintiffs contend that they are direct purchasers of

         "ticket distribution services" from Ticketmaster, primarily because they pay directly to Ticketmaster distinct service and convenience fees.  However, like the Third Circuit, we do not find billing practices to be determinative of indirect purchaser status.  See

         McCarthy, 80 F.3d at 853 n. 18 (noting that "even if a separate charge for gasoline were assessed [to a taxi passenger], the taxi passenger still could not be considered a direct purchaser [of gasoline] in any sense.").  As the plaintiffs' complaint makes clear, Ticketmaster's exclusive contracts with almost every promoter of concerts in the United States require venues wishing to host concerts to use Ticketmaster for ticket distribution to those concerts.  Just like the housepainter and the baker, the complaint alleges that the venues are unable to obtain a necessary input A ticket delivery services A  in a competitive market.  The

         plaintiffs' inability to obtain ticket delivery services in a competitive market is simply the consequence of the antecedent inability of venues to do so.  Cf. Note, Beyond Economic Theory: A

         Model for Analyzing the Antitrust Implications of Exclusive Dealing

         Arrangements, 45 Duke L.J. 1009,1015 (1996)("Ticketing service companies do not compete directly for consumers' business.

         Instead, [those companies] compete to secure contracts with venues and event promoters for the right to sell tickets to various entertainment events.").  As the plaintiff's complaint makes clear,

         ticket buyers only buy Ticketmaster's services because concert venues have been required to buy those services first.  As we explained above, such derivative dealing is the essence of indirect purchaser status, and it constitutes a bar under the antitrust laws to the plaintiffs' suit for damages.




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


              Nor do we agree with the plaintiffs' contention that

         Ticketmaster's monopoly power is benign, so far as the venues are concerned, simply because Ticketmaster's service fees are collected immediately from ticket buyers.  Although the plaintiffs describe these fees as separate from what they call the actual purchase price of concert tickets, it appears clear that the actual purchase price and the cost of the service fees amount to the single cost of attending the concert, regardless of how that cost is divided into actual purchase price and service fees. See Eastman Kodak Co. v.

         Image Technical Services, Inc., 504 U.S. 451, 495 (1992)(Scalia,

         J., dissenting).(5)  Since the price of the ticket (that is, the actual purchase price plus the service fees) is obviously a price that the market will bear, see U.S. Football League v. National

         Football League, 842 F.2d 1335, 1357 - 58 n. 19 (2nd Cir. 1988), a

         venue free from Ticketmaster's domination of ticket distribution would be able to charge that price itself, without having to cede to Ticketmaster a portion of that price in the form of

         supracompetitive service fees. Cf. Hanover Shoe, 392 U.S. at 492

         (noting, in the course of disapproving a passing-on defense to antitrust suits, the "nearly insuperable difficulty of

         demonstrating that the particular plaintiff could not or would not have raised his prices absent the overcharge or maintained the higher price had the overcharge been discontinued."); Utilicorp

         United, 497 U.S. at 209 (same).



              Consequently, we affirm the district court's order dismissing the individual  plaintiff's claims for monetary damages under  4 of the Clayton Act.



----------


         (5) We note that, unlike in the Eastman Kodak case, there are no information costs here that may prevent the plaintiffs from separating out from the total purchase price the actual purchase price and service fee components. See Eastman Kodak, 504 U.S.
         at 473 - 74.



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


                                       IV.



              Indirect purchaser status does not bar the plaintiffs from

         seeking injunctive relief under   16 of the Clayton Act.  The

         concerns of the direct purchaser rule have mainly to do with the complexities of incidence analysis, complexities that do not arise when the courts must consider the propriety of injunctive relief.

         As Professors Areeda and Hovenkamp explain, "An equity suit neither threatens duplicative recoveries nor requires complex tracing through the distribution chain.  There are no damages to be traced,

         and a defendant can comply with several identical injunctions as readily as with one.  Illinois Brick has not therefore barred an indirect purchaser's suit for an injunction." Phillip E. Areeda and

         Herbert Hovenkamp, Antitrust Law 371d, at 259 (1995); see also

         McCarthy, 80 F.3d at 856 (holding that "plaintiffs need not satisfy

         Illinois Brick's "direct purchaser" requirement in order to seek injunctive relief[.]").



              The case relied on by Ticketmaster as support for its

         contention that injunctive relief is unavailable to the plaintiffs,

         Cargill, Inc. v. Monfort of Colorado, 479 U.S. 104 (1986), does not apply to the facts of this case. The Court denied standing to seek injunctive relief to the plaintiff in Cargill because the injury alleged by the plaintiff was nothing more than a reduction in profit resulting from increased competition.  See 479 U.S. at 114 -

         15 ("Monfort's [] claim is that ... Excel would lower its prices to some level at or slightly above its costs in order to compete with other packers for market share....To remain competitive, Monfort would have to lower its prices; as a result, Monfort would suffer a loss in profitability[.]"). The Cargill decision reflects the principle that antitrust law provides no remedies for those injured by competition; it does not, as Ticktemaster contends, establish an inflexible rule that no antitrust plaintiff may seek injunctive relief unless he may also seek damages. In fact, footnote six of the Cargill decision explains the different

         standing requirements under   16 and   4 of the Clayton Act,

         cites to Illinois Brick, and concludes that a party who lacks

         standing under   4 may still have standing to seek injunctive

         relief under   16. See 479 U.S. at 111 n. 6.



              In this case, the pleadings establish anti-trust standing to seek injunctive relief.  All of the plaintiffs claim to have purchased tickets from Ticketmaster and claim to have paid the monopolistic service fees.  The payment of those fees establishes standing to pursue a claim for injunctive relief.



                                         V.



              Finally, the plaintiffs appeal the portion of the district court's order that found that Ticketmaster was not transacting business in Georgia, Washington, or Michigan within the meaning of

          12 of the Clayton Act, the Act's venue provision.  See 15 U.S.C.

          22; U.S. ex rel. Thistlethwaite v. Dowty Woodville Polymer, Ltd.,

         110 F.3d 861, 865 (2nd Cir. 1997).  Relying on O.S.C. Corp. v.

         Toshiba America, 491 F.2d 1064 (9th Cir. 1974) and San Antonio Tel.

         Co. v. American Tel. & Tel. Co., 499 F.2d 349 (5th Cir. 1974), the

         district court held that Ticketmaster was not transacting business within those judicial districts because it did not exercise "day to day" control over the operations of its subsidiaries located in those districts.  We conclude that the district court applied the wrong legal standard for venue under the Clayton Act.



              Section 12 of the Clayton Act provides in pertinent part that

         "[a]ny suit, action,
         or proceeding under the antitrust laws against a corporation may be brought not only in the judicial district whereof it is an inhabitant, but also in any district wherein it may be found or transacts business[.]"  15 U.S.C.  22.  In U.S. v. Scophony Corp.

         of America, 333 U.S. 795 (1948), the Supreme Court held that the

         "transacts business" language of  12 was intended to make "[t]he practical, everyday business or commercial concept of doing or carrying on business `of any substantial character' [] the test of venue."  333 U.S. at 807.  The "highly technical distinctions" that had characterized venue determinations under the previous venue provision,  7 of the Sherman Act, were to be "sloughed off" by the

         "practical and broader business conception" embodied in   12. 333

         U.S. at 807; Reynolds Metal Co. v. Columbia Gas System, Inc., 669

         F. Supp. 744, 747 (E.D.Va. 1987)("[T]he `transacts business'

         language of the Clayton Act enlarged the more limited `found'

         standard of the Sherman Act.").



              When venue is asserted over a parent corporation on the basis of a subsidiary's business activities, the question is whether the parent "exercise[s] sufficient control over its [] subsidiary to cause the parent to `transact business' [in the judicial district]

         within the special venue provision of the Clayton Act."  Tiger

         Trash v. Browning-Ferris Industries, Inc., 560 F.2d 818, 822 (7th

         Cir. 1977), cert. denied, 434 U.S. 1034 (1978).  Sufficient control over the operations of a subsidiary renders the subsidiary the instrument, rather than merely the investment, of the parent, and supports the conclusion that the parent is transacting business in a district, despite the formal separation of corporate entities.

         See Lakota Girl Scout Council, Inc. v. Harvey Fund-Raising

         Management, Inc., 519 F.2d 634, 637 (8th Cir. 1975).  Sufficient

         control does not require that the subsidiary be controlled to an ultimate degree by its parent, 560

         F.2d at 824, although something more than mere passive investment by the parent is required.  560 F.2d at 823; see also Phone

         Directories Co., Inc. v. Contel Corp., 786 F. Supp. 930, 939 (D.

         Utah 1992); Reynolds, 669 F. Supp. at 749.  The parent must have and exercise control and direction, 560 F.2d at 823, over the affairs of its subsidiary in order for venue to be proper under

         12.



              Day-to-day control of the activities of the subsidiary is not required in order for a parent to be carrying on business of any substantial character within a judicial district.  Scophony, 333

         U.S. at 807. It is enough if the parent exercises continuing supervision of and intervention in the subsidiaries' affairs, see

         Chrysler Corp. v. General Motors Corp., 589 F. Supp. 1182, 1200

         (D.D.C. 1984), especially if the parent exercises its "ability ...

         to influence major decisions of the subsidiary which lead or could lead to violations of the antitrust laws."  Grappone, Inc. v.

         Subaru of America, Inc., 403 F. Supp. 123, 131 (D.N.H. 1975);

         Scophony, 333 U.S. at 814 (holding that venue was proper for

         British corporation in Southern District of New York when British corporation demonstrated a "continuing exercise of supervision over and intervention in [American subsidiary's] affairs.").



              In reaching the conclusion that Ticketmaster was not

         transacting business in Georgia, Washington, or Michigan, the district court relied on the affidavit of Ned Goldstein, Senior

         Vice President and General Counsel of Ticketmaster, who affirmed that Ticketmaster owns no property and has no bank accounts or offices in Georgia, Washington, or Michigan.  Goldstein further affirmed that all the day-to-day operations of the subsidiaries were under the control of the officers of those subsidiaries.

         While these affirmations may have been enough to resolve the venue issue under the standard
         applied by the district court, they do not resolve the question under the standard we have explained here.  Accordingly, we vacate the district court's venue ruling so that the district court may allow further discovery on the venue issue, as may be appropriate,

         and reconsider the issue under the appropriate standard.



                                       VI.



              In conclusion, we affirm the district court's judgment that the plaintiffs lack standing to pursue their claims for damages

         under   4 of the Clayton Act.  We reverse the district court's

         ruling that the plaintiffs lack standing to seek injunctive relief

         under   16, and we vacate and remand for further proceedings on

         the issue of proper venue.







         MORRIS SHEPPARD ARNOLD, Circuit Judge, dissenting.



              The court holds that Illinois Brick Co. v. Illinois, 431 U.S.

         720 (1977), precludes these plaintiffs from bringing an antitrust action against Ticketmaster under Section 4 of the Clayton Act, see

         15 U.S.C.  15(a) .  I respectfully disagree.



              The court begins its opinion by attempting to clarify the

         meaning of the phrase "indirect purchaser" in the antitrust context.  Citing Illinois Brick itself, numerous other cases, and several law review articles, the court concludes that "[a]n indirect purchaser is one who bears some portion of a monopoly overcharge only by virtue of an antecedent transaction between the monopolist and [a direct purchaser]."  The phrase "antecedent transaction," however, appears nowhere in the authorities relied on, and,




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

         in fact, a mere "antecedent transaction" will not turn all purchasers of a monopolized product into indirect purchasers for the purposes of Illinois Brick.



              Illinois Brick, 431 U.S. at 727, uses the term "indirect

         purchaser" to mean someone in a vertical supply chain who purchases a monopolized product from someone other than a monopolist.  Both the direct and the indirect purchaser will usually suffer some injury as both ordinarily will have to absorb a portion of the monopolist's overcharge.  See id. at 746.  Because the Supreme

         Court in Hanover Shoe, Inc. v. United Shoe Machinery Corp., 392

         U.S. 481, 494 (1968), had rejected the argument that monopolists could avoid liability to direct purchasers to the extent that those direct purchasers had "passed on" any or all of their markups to indirect purchasers, without Illinois Brick, both direct and indirect purchasers would have standing to sue for the same antitrust injury.  Illinois Brick, 431 U.S. at 746, in the interests of economic and administrative efficiency, holds that only parties who are directly injured may sue for antitrust violations, thus avoiding the need to apportion damages among direct and indirect purchasers, and preventing double recovery (or sextuple recovery under Section 4 of the Clayton Act) when both indirect and direct purchasers sue.



              Thus Illinois Brick requires more than a mere antecedent

         transaction for an antitrust defendant to avoid suit from an

         "indirect purchaser" under Section 4.  Instead, the antecedent transaction must have been one in a direct vertical chain of transactions and it must have resulted in the "passing on" of monopoly costs from the direct purchaser to the indirect purchaser.

         Illinois Brick, 431 U.S. at 746.  In this case, neither of these conditions is met.

              The monopoly product at issue in this case is ticket

         distribution services, not tickets.  Ticketmaster supplies the product directly to concert-goers; it does not supply it first to venue operators who in turn supply it to concert-goers.  It is immaterial that Ticketmaster would not be supplying the service but for its antecedent agreement with the venues.  But it is quite relevant that the antecedent agreement was not one in which the venues bought some product from Ticketmaster in order to resell it to concert-goers.  More important, and more telling, is the fact that the entirety of the monopoly overcharge, if any, is borne by concert-goers.  In contrast to the situations described in Illinois

         Brick and the literature that the court cites, the venues do not pay any portion of the alleged monopoly overcharge -- in fact, they receive a portion of that overcharge from Ticketmaster.



              An unhappy result of the holding in this case is that it is now likely that no one can bring a Section 4 suit against

         Ticketmaster in this circuit.  The plaintiffs in this appeal (and other similarly situated "indirect purchasers") are the only parties who are actually injured by Ticketmaster's alleged illegal price-fixing, if any.  The venues themselves, the parties whom the court seems to favor as candidates for bringing this Section 4 suit, are not injured, and therefore cannot bring an action at all.



              For the reasons indicated, I dissent from the judgment in this case.



              A true copy.

                   Attest:

                      CLERK, U.S. COURT OF APPEALS, EIGHTH CIRCUIT.









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